UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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[     ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[ X ] Definitive proxy statement.

[     ] Definitive additional materials.

[     ] Soliciting material under Rule 14a-12.

TETRA TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2008

To our stockholders:

Where and When. We will hold our 2008 Annual Meeting of Stockholders at the Hyatt Regency Houston Hotel, 1200 Louisiana St., Houston, Texas on Friday, May 9, 2008, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 11, 2008 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1. To elect eight directors to serve one-year terms ending at the 2009 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

3. To consider and vote upon a proposal to amend and restate the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 2 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

I hope you will be able to attend the Annual Meeting.

Bass C. Wallace, Jr.

Corporate Secretary

March 25, 2008

The Woodlands, Texas

TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

PROXY STATEMENT

TABLE OF CONTENTS

General Information

Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	2
Voting Rules	3

Proposals

Proposal No. 1: Election of Directors	5
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	8
Proposal No. 3: Amendment and Restatement of Our Amended and Restated 2007 Equity Incentive Compensation Plan	8

Information About Us

This proxy statement, and the accompanying Notice of the 2008 Annual Meeting of Stockholders and proxy card are first being made available to our stockholders on or about March 25, 2008.

(i)

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Friday, May 9, 2008 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules recently adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to automatically send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 25, 2008.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about March 25, 2008, at www.proxyvote.com and at www.tetratecproxy.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods:

• by telephone at 1-800-579-1639;

• via the internet at www.proxyvote.com or www.tetratecproxy.com; or

• by email at sendmaterial@proxyvote.com.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2007 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet or telephone by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can also vote by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or of you will not be attending the Annual Meeting, you may direct the vote of your shares by the internet or telephone following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 11, 2008 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 74,461,033 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock as of the record date. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner. The New York Stock Exchange (“NYSE”) precludes its member organizations from giving a proxy to vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions. Accordingly, with respect to the proposed amendment and restatement of the Amended and Restated 2007 Equity Incentive Compensation Plan, brokers who are NYSE members do not have discretionary authority to vote shares for the beneficial owners who do not provide instructions.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

• vote for all of the nominees;

• vote for one or more of the nominees, but not all; or

• withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the eight persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted or whose votes are withheld will not influence the outcome of the election of directors. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

• vote FOR a given proposal;

• vote AGAINST a given proposal; or

• ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal. With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. Brokers do not have discretionary authority to vote on the proposal to amend and restate the Amended and Restated 2007 Equity Incentive Compensation Plan. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.

In addition to the vote required by our bylaws described above, under NYSE rules, approval of the amendment and restatement of the Amended and Restated 2007 Equity Incentive Compensation Plan requires approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. The NYSE takes the position that a broker nonvote is not a “vote cast.” Accordingly, broker nonvotes have to be subtracted when determining whether the 50% in interest test has been met.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

• FOR the election of each of the nominees for director;

• FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

• FOR the approval of the amendment and restatement of the Amended and Restated 2007 Equity Incentive Compensation Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Broadridge Financial Solutions, Inc.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

On August 2, 2007, our Board of Directors increased the size of the board from eight to nine members, and appointed William D. Sullivan to fill the vacancy created by the increase. Hoyt Ammidon, Jr., a current member of the Board of Directors, will retire from the board upon the expiration of his term at the upcoming Annual Meeting, and therefore has not been nominated for reelection. The vacancy created by Mr. Ammidon’s retirement is expected to be filled when an appropriate successor is identified, nominated, and qualified for appointment to the board. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the eight persons who have been nominated to serve one-year terms as directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the eight persons nominated for election as directors receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than eight nominees for election to the Board of Directors.

The terms of office of each of the nine currently serving directors will expire at the time of the Annual Meeting. Each of the eight nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve an additional one-year term as a director. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with us	Year first became a director
Paul D. Coombs	52	Director	1994
Ralph S. Cunningham	67	Director	1999
Tom H. Delimitros	67	Director	1994
Geoffrey M. Hertel	63	President, Chief Executive Officer, and Director	1984
Allen T. McInnes	70	Director	1993
Kenneth P. Mitchell	68	Director	1997
William D. Sullivan	51	Director	2007
Kenneth E. White, Jr.	61	Director	2002

Biographical summaries of the directors are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each director.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs currently serves on our Reserves Committee. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. He served as Senior Vice President – Oil & Gas from 1987 to 1994, and as General Manager – Oil & Gas from 1985 to 1987. Mr. Coombs has served in numerous other positions with us since 1982.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. Dr. Cunningham is presently a director and President and Chief Executive Officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. He also serves as a director of Enterprise Products GP, LLC, and as a director of DEP Holdings, LLC. Dr. Cunningham is a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of EnCana Corporation, a Canadian publicly traded independent oil and gas company. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as Chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham served as Vice Chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as President of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee and our Reserves Committee. He is a founding general partner of AMT Venture Funds, a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees from the University of Washington in Seattle and his M.B.A. degree from Harvard Business School.

Geoffrey M. Hertel has served as our President since May 2000, as our Chief Executive Officer since May 2001, and as a member of our Board of Directors since 1984. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984 Mr. Hertel was associated with us as a nonvoting director and a special consultant to the board. He has served as President and a director of Fairway Petroleum, Inc., a private oil and gas company, since 1980. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including Senior Vice President – Corporate Finance. Mr. Hertel received his B.A. and M.B.A. degrees from Michigan State University.

Allen T. McInnes, Ph.D., has served as a member of our Board of Directors since 1993. He served as our President and Chief Executive Officer from April 1996 to January 2000. Dr. McInnes currently serves on our Audit Committee and our Nominating and Corporate

Governance Committee. He has served as Dean of the Business School of Texas Tech University since September 2001. He has served as Chairman of the board of TGC Industries, which is involved in the geophysical business, since July 1993. Dr. McInnes has been a director of Chase Packaging Corporation since 1993. Dr. McInnes is a former Executive Vice President and director of Tenneco Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development, and real estate operations. Dr. McInnes received his B.B.A., M.B.A., and Ph.D. degrees from the University of Texas and he completed the Advanced Management Program at Harvard Business School in 1973.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell is Chairman of our Nominating and Corporate Governance Committee and also serves on our Management and Compensation Committee. He is presently Lead Director and chairman of the executive committee of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act, that manufactures microencapsulated products and is a specialty repackager of industrial gases. Mr. Mitchell served as President and Chief Executive Officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until his retirement in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemicals businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves on our Reserves Committee. Mr. Sullivan is a Director and serves on the Nominating and Corporate Governance and Compensation Committees of St. Mary Land & Exploration Company, a publicly traded exploration and production company. Mr. Sullivan is also a Director, serves on the Compensation and Audit Committees, and is Chairman of the Nominating, Governance & Conflicts Committee of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin. Mr. Sullivan is a Director and serves on the Conflicts and Audit Committees of Targa Resources GP, LLC, the general partner of Targa Resources LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation business. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as Executive Vice President, Exploration and Production. From June 2005 through August 2005, Mr. Sullivan served as President and Chief Executive Officer of Leor Energy LP. Mr. Sullivan received his B.S. in Mechanical Engineering from Texas A&M University.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee, Chairman of our Reserves Committee, and also serves on our Audit Committee. He served as President and Chief Operating Officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as Executive Vice President and General Manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2008, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 3: Approval of the Amendment and Restatement of Our Amended and Restated 2007 Equity Incentive Compensation Plan

Our stockholders are being asked to consider and vote on a proposal to approve the amendment and restatement of the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan, referred to in this description as the 2007 Plan. If the proposed amendment and restatement of the 2007 Plan is approved by our stockholders, the 2007 Plan will provide us with more flexibility in creating incentives for our employees, officers, and directors. We also have grants outstanding under the 1990 Stock Option Plan, as amended, the 1996 Stock Option Plan for Nonexecutive Employees and Consultants, and the 1998 Director Stock Option Plan, as amended and restated, and each of these plans remain in effect in accordance with their terms, although no further options or awards may be granted under such plans. In addition, we have grants outstanding under the Amended and Restated 2006 Equity Incentive Compensation Plan. Further grants will not be permitted under the Amended and Restated 2006 Equity Incentive Compensation Plan following May 2, 2008, although the plan will remain in effect with respect to outstanding awards in accordance with its terms.

The 2007 Plan was originally adopted by our Board of Directors, and was approved by our stockholders on May 4, 2007. Subsequently, our Board of Directors approved and adopted the Amended and Restated 2007 Equity Incentive Compensation Plan to meet the requirements of, and to facilitate compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to our bylaws, approval of the amendment and restatement of the 2007 Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition, under the rules of the NYSE, approval of the amendment and restatement of the 2007 Plan requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. If the stockholders approve the amendment and restatement of the 2007 Plan, the amended plan will be effective as of May 9, 2008. A copy of the 2007 Plan, as amended and restated to reflect the proposed amendments, is attached to this proxy statement as Appendix A, in which we have shown the changes resulting from the amendments, with deletions indicated by strikeouts and additions indicated by underlining. The following description of the proposed amendments to the 2007 Plan and of the 2007 Plan itself is not intended to be complete and is qualified by reference to Appendix A, which contains the complete, marked text of the 2007 Plan, as amended and restated to reflect the proposed amendments.

Summary of Proposed Amendments to the Plan

The following is a summary of the proposed amendments to the 2007 Plan. The full text of the 2007 Plan, as amended and restated, is attached to this proxy statement as Appendix A for your reference.

The proposed amendments to the 2007 Plan will:

• increase the number of shares authorized for issuance under the 2007 Plan by 4,500,000 shares from 90,000 shares (of which 64,375 shares remain available for grant as of March 11, 2008) to 4,590,000 shares;

• increase the maximum number of shares which may be granted to a participant in any calendar year from 60,000 to 100,000 shares and provide that the maximum value of any performance awards that a participant may receive in any calendar year may not exceed $1,000,000;

• clarify certain provisions of the 2007 Plan concerning share usage and expressly provide that the number of shares available for grant will not be increased by actions such as the tendering or withholding of shares in payment of a stock option exercise, or the withholding of shares to satisfy tax withholding obligations;

• provide for automatic adjustments to available awards and awards outstanding under the 2007 Plan in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other of our securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like;

• allow performance awards to be payable in cash to the extent a sufficient number of shares of common stock are not available at the time of payment of the performance award;

• clarify and expand the provisions which allow for the issuance of substitute awards in exchange for awards assumed by us in connection with the acquisition of another entity;

• clarify the provisions permitting the Management and Compensation Committee to extend the exercise period with respect to vested options and stock appreciation rights upon the termination of service of a plan participant;

• amend and clarify provisions regarding tax withholdings upon the grant or vesting of awards; and

• extend the termination date of the 2007 Plan to May 31, 2010.

Equity Philosophy

As described in more detail in the Compensation Discussion and Analysis included in this proxy statement, our equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to our short and long-term goals and to reward executives, managers, and professionals who achieve these goals, while, at the same time, remaining sensitive to the potential impact upon our other stockholders. Stock-based awards linked to our short and long-term goals provide a significant incentive to our employees for improved performance, and we believe equity awards are critical to attracting and retaining employees who are vital to our development and financial success, while also aligning the employees’ interests with those of our stockholders.

In connection with our equity-based compensation programs, we seek to balance our need to attract and retain employees with efforts to closely monitor and reduce our “burn rate,” which is the total number of equity awards granted in a given year divided by the number of common shares outstanding at the end of such year. Our three-year average burn rate for 2005 through 2007 is 1.2%, which is under the allowable threshold recommended by Institutional Shareholder Services. The selection of employees and consultants who may receive awards under the 2007 Plan and the amount of any such awards will be determined by the Management and Compensation Committee (the “Compensation Committee”), in its discretion. The Nominating and Corporate Governance Committee will be responsible for making recommendations regarding any awards to our non-employee directors, with such recommendations subject to final action of the Compensation Committee and, with regard to members of those committees, the entire Board of Directors.

We strongly believe that our equity compensation philosophy has been a key component of our past success and will be equally important in the years ahead. Accordingly, approval of the proposed amendment and restatement of the 2007 Plan is critical to our ability to attract, retain, and reward the caliber of employees necessary for continued achievement of superior performance.

Summary of Material Features of the Plan

The 2007 Plan, as amended, will continue to provide for the grant to eligible persons of stock options, restricted stock, bonus stock, stock appreciation rights, and performance awards (collectively, “Awards”).

The following are key features of the 2007 Plan, including the proposed amendments.

• The 2007 Plan is administered by the Compensation Committee which has authority to (i) determine the nature, amount, terms, and conditions of the grants, and (ii) interpret and determine any and all matters relating to the administration of the 2007 Plan and the award grants.

• If the amendments are approved, the maximum number of shares of our common stock authorized under the 2007 Plan will be 4,590,000 shares, or approximately 6.2% of our outstanding shares.

• At the time of grant, the exercise price of any option cannot be less than the fair market value of our common stock as of the date of grant.

• The 2007 Plan does not allow liberal share counting. The 2007 Plan provides that the plan share limit will not be increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor will it be increased in connection with the exercise of a stock appreciation right, whether or not all of the shares of common stock covered by the right are actually issued upon exercise of the stock appreciation right.

• Stock options and stock appreciation rights cannot be repriced without the approval of our stockholders. The 2007 Plan requires stockholder approval for any material plan amendments in accordance with New York Stock Exchange rules.

Available Shares

If the amendments are approved, the maximum number of shares of common stock that may be covered by Awards granted under the 2007 Plan, shall be 4,590,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. For purposes of implementing the limitation on the maximum number of shares of common stock that may be covered by Awards granted under the 2007 Plan, an Award of an option or a stock appreciation right in respect of one share of common stock shall be deemed to be an Award of one share of common stock on the date of grant. An Award of a share of bonus stock or restricted stock shall be deemed to be an Award of two shares of common stock for every one share granted on the date of grant. With respect to any performance award, the value of the maximum benefits that may be paid under a performance award shall be divided by the fair market value per share of common stock as of the date of grant of the performance award, and each share resulting from such computation shall be deemed to be an Award of two shares of common stock on the date of grant. If the number of shares issued in settlement of such performance award exceeds the number determined to have been issued on the grant date, each additional share issued shall be deemed to be an Award of two shares of common stock. In addition, during any calendar year, the number of shares of common stock reserved for issuance under the 2007 Plan which are subject to Awards that may be granted to any one participant shall not exceed 100,000 shares, subject to adjustment in the event of stock splits and certain other corporate events, and the maximum dollar amount of cash or fair market value of common stock which any participant may receive under a performance award may not exceed $1,000,000. To the extent shares cease to be issuable under an Award made under the 2007 Plan, they will be available under the 2007 Plan for the grant of additional Awards in the same amount as such shares were counted against the limit on the date of grant unless such shares cease to be subject to an Award because of the exercise of the Award or the vesting of a restricted stock award or similar Award. Shares tendered or withheld in payment of the exercise price of a stock option do not increase the number of shares available under the 2007 Plan. Shares withheld to satisfy tax withholding obligations on the exercise, vesting, or earning of an Award are not added to the shares authorized under the 2007 Plan. All shares subject to a stock appreciation right, to the extent exercised, are considered issued, regardless of the actual number of shares issued to the participant.

Persons Eligible to Participate

Except with respect to Awards of incentive stock options, all employees, consultants, and non-employee directors of us and our affiliates are eligible to participate in the 2007 Plan. Incentive stock options may be awarded only to employees. In selecting employees and consultants to receive Awards, including the type and size of the Award, the Compensation Committee may consider any factors that it deems relevant. In considering Awards for non-employee directors, the Compensation Committee shall consider the recommendations of the Nominating and Corporate Governance Committee and such other factors as the Compensation Committee may consider relevant. As of March 11, 2008, there were approximately 2,497 employees and eight non-employee directors eligible to participate in the 2007 Plan.

Administration

The 2007 Plan will be administered by the Compensation Committee, which consists of three or more directors appointed by the Board of Directors. The members of the Compensation Committee as of the date of this proxy statement are Messrs. Ammidon, Delimitros, Mitchell, and White (as Chairman). Our Board of Directors has determined that each of these directors is an “independent” director as defined under the rules of the NYSE. No person shall be eligible to serve on the Compensation Committee unless such person is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code and the rules and regulations thereunder. Subject to the provisions of the 2007 Plan, the Compensation Committee will (i) interpret the 2007 Plan and all Awards under the 2007 Plan, (ii) make rules as it deems necessary for the proper administration of the 2007 Plan, (iii) make all other determinations necessary or advisable for the administration of the 2007 Plan, and (iv) correct any defect or supply any omission or reconcile any inconsistency in the 2007 Plan or in any Award under the 2007 Plan in the manner and to the extent that it deems desirable to effectuate the 2007 Plan. Any action taken or determination made by the Compensation Committee pursuant to the 2007 Plan will be binding on all parties. No member of the Board of Directors or the Compensation Committee will be liable for any action or determination made in good faith with respect to the 2007 Plan or an Award granted thereunder.

Types of Awards

The 2007 Plan provides for the grant of any or all of the following types of Awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) restricted stock; (iii) bonus stock; (iv) stock appreciation rights; and (v) performance awards. All Awards will be evidenced by a written agreement and the terms, conditions, and/or restrictions contained in an Award may differ from the terms, conditions, and/or restrictions contained in any other Award. Each type of Award is discussed in more detail below.

Stock Options. The Compensation Committee has the authority to grant options, in such form as the Compensation Committee may from time to time approve, subject to the terms of the 2007 Plan. The Compensation Committee also has the authority to determine whether options granted to employees will be incentive options or nonqualified options.

To exercise an option granted under the 2007 Plan, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax, unless other arrangements have been made with the Compensation Committee. The payment must be (i) in cash or check, (ii) with the consent of the Compensation Committee, in shares of common stock already owned by the person for more than six months, or (iii) with the consent of the Committee and in compliance with such instructions as the Compensation Committee may specify, by sale through a broker. The value (the “Fair Market Value”) of each share of common stock delivered as payment of the exercise price on any given date will be deemed to be equal to the closing price on the principal exchange or over-the-counter market on which such shares are trading.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of common stock may be purchased upon the exercise of an option shall not be less than the Fair Market Value on the date of the grant of the option. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of us and our affiliates, the exercise price at which shares of common stock may be purchased upon the exercise of such incentive option shall be equal to one hundred ten percent (110%) of the Fair Market Value per share of common stock at the time of the grant, and such incentive option may not be exercised later than five years after the date of grant. The aggregate fair market value (determined as of the respective date or dates of grant) of shares of common stock for which one or more options granted to any employee under the 2007 Plan (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of common stock subject to existing options shall be subject to appropriate adjustments in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like. The 2007 Plan does not permit the Compensation Committee to reprice options without stockholder approval. The 2007 Plan does not permit the Compensation Committee to accelerate the vesting of options without stockholder approval, except upon the occurrence of a change in control. The Compensation Committee shall provide, in the option grant, the time or times at which the options will be exercisable.

Restricted Stock Awards. The 2007 Plan authorizes the Compensation Committee to grant Awards in the form of restricted shares of common stock. These Awards are subject to such restrictions as the Compensation Committee may impose, including forfeiture, transfer, and repurchase restrictions, and in no event will the term of any such Award exceed ten years. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if the participant terminates employment with or services to us prior to the lapse of such restrictions, or if the restricted stock is forfeited by the participant in accordance with the Award thereof.

Bonus Stock. The Compensation Committee has the authority to grant shares of our common stock as “bonus stock” to employees, consultants, and non-employee directors of us or our affiliates for the performance of services by such individuals without additional consideration, except as may be required by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (rights to receive the excess of the Fair Market Value of the common stock on the date of exercise over the Fair Market Value of the common stock as of the date of grant), in shares of common stock. The Compensation Committee may provide that the excess may not exceed a specified amount. The Compensation Committee shall determine, at the date of grant, the time or times at which and the circumstances under which a stock appreciation right may be exercised. The term of such Award may not exceed ten years.

Performance Awards. The 2007 Plan authorizes the Compensation Committee to grant shares of common stock to participants upon the attainment of certain performance goals measured over a period of not less than three months or more than five years. After the end of each performance period, the Compensation Committee will determine the amount, if any, of performance awards payable to each participant based upon the achievement of certain established business criteria. In the case of any Award granted to our Chief Executive Officer or any of our four highest paid officers (other than the Chief Executive Officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant. It is our intent that performance awards granted to covered employees will constitute performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

The performance goals may differ among Awards or participants; however, the Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, divisions, or business units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation, depletion and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; and (xviii) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee, including, but not limited to, a market index or a group of comparable companies.

The amount determined to be payable under a performance award shall, subject to the availability of shares under the 2007 Plan, be paid in shares of common stock. The number of shares of common stock to be paid shall be determined by dividing the amount of the performance award earned by the Fair Market Value per share of common stock on the determination date. A stock certificate evidencing the resulting shares of common stock (to the nearest full share) shall be delivered to the participant or his or her personal representative, and the value of any fractional shares will be paid in cash. In the event there is not a sufficient number of shares available under the 2007 Plan at the time of payment of any performance award, the performance award shall be paid first in shares to the extent available and the remainder shall be paid in cash; provided, however, that the Compensation Committee may not increase the amount payable under any outstanding performance award which is intended to comply with Section 162(m) of the Code.

Transferability

Except as otherwise provided in the 2007 Plan, no Award and no right under the 2007 Plan, other than bonus stock or restricted stock as to which restrictions have lapsed, is (i) assignable, saleable, or transferable by a participant, or (ii) subject to any encumbrance, pledge, or charge of any nature. Any attempted transfer in violation of the 2007 Plan will be void and ineffective for all purposes. The Compensation Committee may, however, establish rules and procedures to allow the transfer of specific nonqualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships, or similar entities.

Change in Control

Unless otherwise provided in an Award, upon the occurrence of a change in control (defined generally as certain reorganizations, mergers, consolidations, sales of all or substantially all of our assets, or liquidations), the Compensation Committee may, but is not required to, (i) accelerate vesting and the time at which all options and stock appreciation rights then outstanding may be exercised; (ii) waive all restrictions and conditions of all restricted stock then outstanding; or (iii) determine to amend performance awards or substitute new performance awards in consideration of the cancellation of outstanding performance awards.

If approved by our Board of Directors prior to or within 30 days after a change in control, the Board of Directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all Awards previously granted to the participants in exchange for an amount equal to the cash value of the Awards. The cash value of an Award will equal the sum of (i) the cash value of all benefits to which the participant would be entitled upon settlement or exercise of any Award which is not an option or restricted stock and (ii) in the case of an option or restricted stock, the excess of the market value per share over the option price, or the market value per share of restricted stock, multiplied by the number of shares as to which such Award is vested.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an Award, if the employment of an employee or service of a non-employee director is terminated for any reason other than death, disability, or retirement, or if service of a consultant is terminated for any reason other than death, any nonvested Award outstanding at the time of such termination will terminate, no further vesting will occur, and the participant will be entitled to exercise his or her exercise rights with respect to any portion of the Award which is vested until the earlier of (i) the expiration date set forth in the Award, or (ii) three months after the termination date.

Unless otherwise provided for in an Award, upon the retirement of an employee or non-employee director, any nonvested portion of an outstanding Award will terminate and no further vesting will occur. Any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) twelve months after the date of retirement.

Unless otherwise provided for in an Award, (i) upon the termination due to the disability of an employee or non-employee director, (ii) upon the death of a participant, (iii) with respect to a participant who is either a retired former employee or non-employee director who dies during the period in which he or she can exercise any vested Award (the “applicable retirement period”), or (iv) with respect to a disabled former employee or non-employee director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), any nonvested portion of an outstanding Award that has not already terminated will terminate and no further vesting will occur. In addition, any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) the later of (x) the first anniversary of such termination due to death or disability, or (y) the first anniversary of such person’s death during the applicable retirement period (except in the case of an incentive stock option), or the applicable disability period.

Notwithstanding the above provisions, the Compensation Committee, in its discretion and on an individual basis, may provide that the vested portion of a stock option or stock appreciation right may remain exercisable for such period and upon such terms and conditions as are determined by the Compensation Committee in the event that a participant ceases to be an employee, consultant or non-employee director, provided that such continuation may not exceed the expiration date set forth in the Award.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of shares authorized under the 2007 Plan or subject to an Award and/or the exercise or purchase price applicable to an Award, subject to any required action by our stockholders, will automatically be proportionately adjusted in the event of a subdivision or consolidation of shares, payment of stock dividend, or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation, or recapitalization.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to Awards then outstanding, if not sooner terminated by the Board of Directors, the 2007 Plan will terminate upon, and no further Awards shall be made, after May 31, 2010. The Board of Directors may amend, suspend, or terminate the 2007 Plan; provided, however, that no amendment, suspension, or termination of the 2007 Plan may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights in any material respect. Moreover, no amendment to the 2007 Plan will be effective prior to its approval by the stockholders to the extent that (i) it would provide or accelerate vesting other than in connection with a change in control, or would change stockholder approval requirements relating to option repricing, or (ii) such approval is required by applicable law, or the requirements of any securities exchange on which our stock may be listed or admitted for trading. The Board of Directors may, however, amend the 2007 Plan as necessary to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to participants.

Subject to the restrictions set forth in the 2007 Plan, the Compensation Committee may amend any outstanding Award and may waive or accelerate any requirement or condition that is not mandatory under the 2007 Plan; however, except in the case of a change in control, the Compensation Committee may not waive or accelerate any term or condition of an Award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, if such action would cause the Award not to so qualify. The Compensation Committee may not amend any outstanding Award in a manner that would adversely affect, in any material respect, the rights of a 2007 Plan participant without such participant’s consent.

New Plan Benefits

The 2007 Plan is discretionary and the benefits and amounts of any awards to be received by individual grantees in the future are not determinable. However, under the compensation arrangements for our non-employee directors, if the proposed amendment and restatement of the 2007 Plan is approved, our non-employee directors will receive grants of restricted stock with approximately $100,000 in value following our Annual Meeting. These grants will be made in conjunction with our annual broad based awards to employees in accordance with the procedures adopted by our Compensation Committee. Accordingly, the following table sets forth information concerning the options and restricted stock awards made during 2007 pursuant to the 2007 Plan and the Amended and Restated 2006 Equity Incentive Compensation Plan to (i) the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated officers as of the end of the last fiscal year, (ii) all current executive officers as a group, and (iii) all employees, including all current officers who are not executive officers, as a group. In addition, the following table sets forth the restricted stock awards that will be granted to our non-employee directors if the proposed amendments are approved.

Name and Position	Number of Shares of Restricted Stock	Number of Shares Underlying Options
Geoffrey M. Hertel, Director, President and Chief Executive Officer	0	0
Joseph M. Abell III, Senior Vice President and Chief Financial Officer	10,000	0
Stuart M. Brightman, Executive Vice President and Chief Operating Officer	15,000	0
Gary C. Hanna, Senior Vice President	0	0
Raymond D. Symens, Senior Vice President	9,050	0
Executive officers as a group (1)	57,050	0
Non-executive officer employees, as a group	201,700	36,500
Non-employee directors, as a group (2)	40,950	0

(1) The current executive officers are: Geoffrey M. Hertel, Stuart M. Brightman, Joseph M. Abell III, Philip N. Longorio, Dennis R. Mathews, Raymond D. Symens, Bass C. Wallace, Jr., Ben C. Chambers, Bruce A. Cobb, and Linden H. Price.

(2) The number of shares of restricted stock issuable to the non-employee directors will equal the value of $100,000 divided by the fair market value per share on the date of grant and is therefore not determinable at this time. The number of shares reflected is determined based upon the average high and low stock prices for the five trading days ending March 11, 2008. On January 8, 2007, each non-employee director was awarded $102,450 of value in stock options from the Amended and Restated 2006 Equity Incentive Compensation Plan.

Federal Income Tax Consequences of the Plan

In General. The 2007 Plan is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect, and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options. Options granted under the 2007 Plan may be either incentive stock options or nonqualified stock options. Under certain circumstances, an incentive stock option may be treated as a nonqualified stock option. The tax consequences, both to the option holder and to us, differ depending on whether an option is an incentive stock option or a nonqualified stock option.

Nonqualified Options. No federal income tax is imposed on the option holder upon the grant of a nonqualified stock option. If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are not subject to certain restrictions in the hands of the option holder, then the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon such an exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified stock option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are subject to certain restrictions in the hands of the option holder at the time of receipt, then the income recognized for federal income tax purposes by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors, and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six (6) months of the exercise of a nonqualified stock option.

Upon an option holder’s exercise of a nonqualified stock option, in the case of shares that are not subject to restrictions at the time of exercise, or upon the lapse of all such restrictions in the case of shares subject to restrictions at the time of exercise, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of common stock.

Incentive Stock Options. No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder will recognize no income for federal income tax purposes upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the option holder (the “Holding Period”), and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation, or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger, or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or twelve months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such common stock and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

If, however, an option holder disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is the lesser of (i) the excess of the fair market value of the common stock at the time of exercise over the exercise price, or (ii) the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange, or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax. Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares. In the case of a nonqualified option, if the option price upon the exercise of a nonqualified option is paid by the delivery of shares of common stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of common stock. The option holder’s basis and holding period in the number of shares of common stock received from the exercise (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of common stock received upon the exercise in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of common stock would be equal to the shares’ fair market value at the time of exercise. The option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock from the exercise of the nonqualified option.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option, or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case,

(i) the option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired Shares, (ii) the option holder’s basis in the number of shares of common stock received in excess of the number of Previously Acquired Shares used would be zero, (iii) the option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock, and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Restricted Stock. A participant who has been granted an Award of restricted stock will not recognize taxable income for federal income tax purposes at the time of the Award, and we will not be entitled to a tax deduction at the time of the Award, unless the participant makes an election to be taxed at the time of the Award. When the restrictions lapse without an election by the participant to be taxed at the time of the Award, the participant will recognize income for federal income tax purposes in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Bonus Stock. In general, a person will treat the fair market value of bonus stock Awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Stock Appreciation Rights. Upon receipt of shares of common stock pursuant to the exercise of a stock appreciation right, the fair market value of the shares received is recognized as income for federal income tax purposes at the time the shares are received. Subject to Section 162(m) of the Code, described below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction at the same time and in the same amount as the income recognized by the 2007 Plan participant.

Performance Awards. In general, a participant who receives a performance award will not be taxed on receipt of the Award; instead, the fair market value of the shares of common stock and any cash received in settlement of the performance award will be taxable as ordinary compensation income to the grantee of the performance award on the date that the requirements of the Award are met and the Award is timely settled in accordance with its terms. Subject to the application of Section 162(m) of the Code, as discussed below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction for an amount corresponding to the compensation income recognized by the grantee. If, upon a taxable disposition of the shares of common stock received in settlement of a performance award, the grantee receives proceeds of more or less than his or her basis in the shares of common stock, any gain will be a long-term or short-term capital gain, and any loss will be a long-term or short-term capital loss, depending on the holding period of the shares of common stock, measured from the date that the shares of common stock were received.

Withholding for Taxes

No common stock shall be issued under the 2007 Plan until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto at the minimum statutory rate. At the discretion of the Committee, such arrangements may include allowing the participant to tender to us shares of common stock already owned by the participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly traded corporations. Amounts that qualify as “performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Other Awards may or may not so qualify, depending on their terms.

In addition, some Awards may constitute or result in the recognition of income that is subject to an additional income tax imposed on the participant at the rate of twenty percent (20%), plus interest and penalties, pursuant to Section 409A of the Code. We expect to design and administer all Awards in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the 2007 Plan expressly provides that there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates or is eligible to participate in the 2007 Plan.

The Board of Directors recommends that you vote “FOR” the approval of the amendment and restatement of the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

The Corporate Governance Guidelines, as well as the charters of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee, and the Reserves Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website. We have also adopted stock ownership guidelines designed to align the interests of our executive officers and directors with the interests of our stockholders. Our stock ownership guidelines are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380.

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. The Board of Directors will determine independence in accordance with the listing requirements of the New York Stock Exchange, taking into consideration such facts and circumstances as the Board of Directors considers relevant. In order to assist the board in making its determination of whether directors are independent, each director has completed and delivered to the Company a questionnaire. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and the Company.

The Board of Directors has affirmatively determined that the following directors are independent: Hoyt Ammidon, Jr., Ralph S. Cunningham, Tom H. Delimitros, Allen T. McInnes, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr. Mr. Sullivan is a director of St. Mary Land & Exploration Company and Legacy Reserves, LP. Each of these entities is a customer of ours, although the revenues we receive from them are not considered to be material. These transactions did not automatically disqualify Mr. Sullivan from being considered independent under the rules of the New York Stock Exchange. Our Board of Directors has also determined that Mr. Sullivan does not have a material interest in these transactions and that he is independent.

In addition, based upon such standards, the Board of Directors has determined that Messrs. Hertel and Coombs are not independent because of, in Mr. Hertel’s case, his ongoing employment as a senior executive of the Company, and in Mr. Coombs’ case, his recent prior employment as a senior executive of the Company.

Board Meetings and Committees

Meetings and Attendance. During 2007, the Board of Directors had six meetings. The standing committees of the Board of Directors currently consist of an Audit Committee, a Management and Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. During 2007, the Audit Committee held five meetings, the Management and Compensation Committee held two meetings, the Nominating and Corporate Governance Committee held three meetings, and the Reserves Committee, which was formed in September 2007, did not formally meet.

During 2007, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board, and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at that time of the annual meeting attended the Annual Meeting of Stockholders in 2007.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Ammidon, Cunningham, McInnes, and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by the NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee have a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards for the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards for the NYSE. Further, our board has determined that each of Messrs. Ammidon, Cunningham, Delimitros, McInnes, and White, all of whom are members of the Audit Committee, is an audit committee financial expert within the definition established by the SEC.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Ammidon, Delimitros, and Mitchell. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our employee stock option plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee is independent, as independence is defined in the listing standards for the NYSE. The Management and Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Compensation decisions for our Chief Executive Officer are made by the Management and Compensation Committee. The Management and Compensation Committee is also responsible for approving the compensation for other executive officers of the Company and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer with respect to the non-equity compensation for such other executive officers. As part of its role in reviewing and approving management compensation, the Management and Compensation Committee administers our employee stock option plans and our discretionary performance-based cash incentive (bonus) program under which annual cash bonuses may be awarded to our executive officers and other key employees based on attainment of annual performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Management and Compensation Committee base salaries, target bonus levels, actual bonus payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Management and Compensation Committee considers, discusses, and takes action on such proposals. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to our non-employee directors.

The Management and Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. During 2007, the Management and Compensation Committee selected and directly retained the services of Longnecker & Associates, an executive compensation consulting firm, for the purposes of evaluating and making recommendations with regard to director compensation and executive compensation. No member of the Management and Compensation Committee nor any named executive officer has any affiliation with Longnecker & Associates.

Management and Compensation Committee Interlocks and Insider Participation. The members of the Management and Compensation Committee during 2007 were Messrs. Delimitros, Ammidon, Mitchell, and White, none of whom is or had previously been an officer or employee of the Company, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Mitchell, as Chairman, and Messrs. Cunningham, and McInnes. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board, and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to non-employee directors provided that any recommendations relating to equity compensation are subject to final action by the Management and Compensation Committee. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards for the NYSE.

Reserves Committee. The Board of Directors established a Reserves Committee in September 2007, which is currently composed of Mr. White, as Chairman, and Messrs. Coombs, Delimitros, and Sullivan. The Reserves Committee is directly responsible for the appointment, compensation, retention (or termination) and oversight of the Company’s independent petroleum engineering consultant for the purpose of preparing and issuing the Company’s Annual Report of Oil and Gas Reserves. The Reserves Committee is charged with fostering open communications among the Reserves Committee, the independent petroleum engineering consultants, and our management, including the resolution of disagreements between management and the independent consultant. In addition, the Reserves Committee provides assistance to the board in ensuring our compliance with applicable regulatory and securities laws relating to the preparation and disclosure of information with respect to oil and gas reserves.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our non-management directors meet in executive session at least four times per year. In addition, our independent non-management directors meet in executive session at least one time per year. These executive sessions are presided over by Dr. Cunningham. The non-management directors presently consist of all current directors except Mr. Hertel.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider proposals for nominees for director from others. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1. name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2. a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3. a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4. for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5. for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the board based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; and commitments to the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2007. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

Certain Transactions

The Board of Directors has determined that there are no material transactions involving an executive officer, director, or other related person which require disclosure.

In February 2007, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (“Policy”), for the review and approval of related person transactions. The policy covers transactions in which (i) the Company or any subsidiary is a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee shall consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or recession of the transaction, and possible disciplinary action.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Comp. Plans (Excluding Securities Shown in the First Column)

Equity compensation plans approved by stockholders (1)
1990 Employee Incentive	2,004,105	$6.5535	0
2006 Equity Incentive	637,299	$27.6077	47,831
2007 Equity Incentive	5,625	$18.5000	62,775
Total:	2,647,029	$11.6479	110,606

Equity compensation plans not approved by stockholders (2)
1996 Nonexecutive	959,998	$11.4056	0
1998 Director Plan	342,000	$11.7442	0
Brightman Plan	240,000	$9.0767	0
Total:	1,541,998	$11.1182	0

All Plans (3)
Total:	4,189,027	$11.4529	110,606

(1) Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, and the Amended and Restated 2007 Equity Incentive Compensation Plan.

(2) Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”), the 1998 Director Stock Option Plan, as amended and restated (the “1998 Director Plan”), and the award granted to Mr. Brightman in connection with his initial employment. A description of each of these plans follows.

(3) The table above does not include information regarding the proposed amendment and restatement of the Amended and Restated 2007 Equity Incentive Compensation Plan to be considered at the annual meeting, 286,546 restricted shares subject to awards outstanding under the Amended and Restated 2006 and 2007 Equity Incentive Compensation Plans as of December 31, 2007, and 30,200 shares of restricted stock granted to Philip N. Longorio on February 22, 2008, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2007, options covering 959,998 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 341,047 shares were exercised during the year ended December 31, 2007. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 4, 2006.

1998 Director Stock Option Plan

The TETRA Technologies, Inc. 1998 Director Stock Option Plan was adopted effective December 1998, was amended and restated effective June 27, 2003, and was further amended in December 2005 (the “1998 Director Plan”). As of December 31, 2007, options covering 342,000 shares were outstanding under the 1998 Director Plan, and options under the 1998 Director Plan covering 427,516 shares were exercised during the year ended December 31, 2007. No grants of awards were permitted to be made under the 1998 Director Plan after May 2, 2006.

Brightman Plan

As an inducement to Mr. Brightman’s employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and an additional 25% of the awarded vested on the first and second anniversaries of the grant date. The maximum term of the award is ten years.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, and from buying or selling puts, calls, or options involving common stock (other than employee stock options).

In February 2008, our Board of Directors adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. The policy establishes the following minimum ownership guidelines.

• Our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Existing executive officers have until February 21, 2013, to be in compliance with the guidelines, and new executive officers will have five years following attainment of executive officer status to be in compliance.

• Our non-employee directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our Chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Existing directors have until February 21, 2012, to be in compliance with the guidelines, and newly elected directors will have four years from the date of their election or appointment to be in compliance.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the SEC. The Audit Committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

The Audit Committee met five times during the year ended December 31, 2007. The Audit Committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 31, 2007 prior to their being filed with the SEC.

The independent auditors provided the Audit Committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

With and without management present, the Audit Committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2007 financial statements. The discussion included matters related to the conduct of the audit, including the following: the selection of and changes in significant accounting policies; the methods used to account for significant or unusual transactions; the effect of significant accounting policies in controversial or emerging areas; the process used by management in formulating particularly sensitive accounting estimates; the basis for the auditors’ conclusions regarding the reasonableness of those estimates; significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles; the basis for management’s accounting estimates; and the disclosures in the financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2007, and discussed them with management and the independent auditors. Based on the reviews and discussions described above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors,

Tom H. Delimitros, Chairman

Hoyt Ammidon, Jr.

Ralph S. Cunningham

Allen T. McInnes

Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2007, and 2006, respectively:

	2007	2006
Audit fees	$1,994,984	$1,853,664
Audit related fees (1)	103,865	34,573
Tax fees (2)	15,478	26,694
All other fees (3)	15,300	5,000
Total fees	$2,129,627	$1,919,931

(1) Consists of fees for an employee benefit plan audit in 2006 and 2007, and the separate audit of a subsidiary in 2007.

(2) Consists of fees for international tax compliance review.

(3) Consists of fees for verification of financial information to regulatory agencies.

The Audit Committee approved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and preapproves the audit, review, attest, and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be preapproved by the Audit Committee or its designated subcommittee.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its designated subcommittee by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific preapprovals under its policy with respect to audit, review, attest, and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Geoffrey M. Hertel	63	President, Chief Executive Officer and Director
Stuart M. Brightman	51	Executive Vice President and Chief Operating Officer
Joseph M. Abell III	53	Senior Vice President and Chief Financial Officer
Philip N. Longorio	54	Senior Vice President
Dennis R. Mathews	49	Senior Vice President
Raymond D. Symens	57	Senior Vice President
Bass C. Wallace, Jr.	49	General Counsel and Corporate Secretary
Ben C. Chambers	52	Vice President – Accounting and Controller
Bruce A. Cobb	58	Vice President – Finance and Treasurer
Linden H. Price	61	Vice President – Administration

(Information regarding the business experience of Mr. Hertel is set forth above under “Nominees for Director.”)

Joseph M. Abell III has served as our Senior Vice President and Chief Financial Officer since May 2001. From January 1998 to May 2001 he served as Vice President of Sithe Energies, Inc. and then as Senior Vice President of one of its parent companies, Marubeni Power International, Inc., where he was involved in the acquisition, development, and financing of power generation projects in Latin America. From December 1994 through December 1997 Mr. Abell was employed as a Project Director by British Gas International, Inc. and prior to that time he held various acquisition, strategic planning, and project development positions in the power generation and gas pipeline businesses with American National Power, Transco Energy Company, and Tenneco Inc. Mr. Abell received his B.S. degree in Mechanical Engineering from Cornell University and his M.B.A. degree from the University of Chicago.

Stuart M. Brightman has served as our Executive Vice President and Chief Operating Officer since April 2005. Mr. Brightman served as President of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was President of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his M.B.A. degree from the Wharton School of Business.

Dennis R. Mathews has served as a Senior Vice President of the Company since January 2001. He has served as Vice President of TETRA International since 1994, as General Manager of our INTEQ/TETRA joint venture from 1991 to 1994, and in numerous other positions with us since 1982. Mr. Mathews received his B.S. degree in Business Management from Southwestern Oklahoma State University.

Philip N. Longorio has served as a Senior Vice President of the Company since February 2008. Mr. Longorio is a thirty year veteran of the oil and gas service industry, and has held various executive management positions with both major and smaller oil service companies. From July 2004 through May 2007, Mr. Longorio served as President and Chief Executive Officer of WellDynamics B.V., a joint venture between Halliburton Energy Services and Shell Technology Ventures, which provides intelligent well technology. From December 1999 through February 2004, Mr. Longorio served as Vice President of Sperry-Sun Drilling Services, a subsidiary of Halliburton Energy Services, and from 1988 through 1999 he served at Halliburton in executive management roles leading the well testing, wireline logging and perforating businesses. Mr. Longorio began his oilfield career in 1977 at Gearhart Industries. Mr. Longorio currently serves as non-executive Chairman of the Board of Directors for GEODynamics, Inc., a private company involved in the manufacture and sale of shaped perforating charges for downhole well applications, and he is an independent director for SensorTran, a private company that provides products and services related to remote downhole well monitoring. Mr. Longorio is a United States Air Force veteran, and an active member of the SPE and SPWLA.

Raymond D. Symens has served as a Senior Vice President of the Company since 1994. He served as Vice President – Manufacturing from 1988 to 1994. From 1976 to 1988 Mr. Symens held various executive positions with Earth Sciences Incorporated and its wholly owned Canadian subsidiary, ESI Resources, Ltd., ultimately serving as Vice President and General Manager for the company’s chemical recovery operations located in western Canada. Mr. Symens received his B.S. degree in Metallurgical Engineering from the South Dakota School of Mines and Technology.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as our Corporate Secretary since 1996. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992 Mr. Chambers held various management positions with Baker Hughes, Inc., most recently as Controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001 and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the Chief Financial Officer of Speeflo Manufacturing Company. From 1979 to 1987 Mr. Cobb served as Division Controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979 he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Linden H. Price has served as our Vice President – Administration since May 2001. He has served as Director of our Human Resources department since September 1993. From 1989 to 1993, Mr. Price was Director of Human Resources for TRW Environmental Services, a business unit of TRW Inc. From 1982 to 1989 he was Director of Human Resources and Administration for Grant Norpac, a geophysical services company. Mr. Price received his B.A. degree in Social Sciences from the College of Santa Fe and his master’s degree in Human Development from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Management and Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and advising our board on our compensation philosophy, programs, and objectives. The Compensation Committee oversees our compensation programs, which include components that are designed specifically for (i) our most senior executive officers, which includes the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”); (ii) employees who are designated as our senior officers (“Senior Officers”); and (iii) a broad-base of our employees. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to the CEO, and with the review and oversight of annual compensation decisions relating to other NEOs, and Senior Officers (collectively, “Senior Management”).

On February 1, 2008, Gary C. Hanna, a Senior Vice President of the Company, provided notice to us that he would be resigning his employment effective March 1, 2008. Although Mr. Hanna is considered a Named Executive Officer for the year ended December 31, 2007, he is not a currently serving executive officer. As a result of his resignation, the letter agreement dated March 20, 2002, which is described in further detail below, terminated on March 1, 2008.

Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our Amended and Restated 2006 Equity Incentive Compensation Plan and our Amended and Restated 2007 Equity Incentive Compensation Plan, no Compensation Committee member participates in any of the Company’s employee compensation programs. Each year, we review any and all relationships that each director may have with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the Company.

The responsibilities of the Compensation Committee include the following:

• establishing a compensation philosophy designed to support our overall business strategy and objectives, and establishing a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and the financial performance of the company, and otherwise implement the compensation philosophy;

• reviewing and annually establishing annual and long-term performance goals and objectives for our Senior Management intended to support our compensation philosophy and the Compensation Committee’s compensation strategies;

• evaluating annually the performance of our CEO and other NEOs in light of approved performance goals and objectives;

• reviewing and approving annually the compensation of the CEO and other NEOs based on their performance evaluations, including annual salary, performance-based bonus awards, bonus opportunities including long-term incentive opportunities, and any other matter relating to the compensation of the CEO and other NEOs which the Compensation Committee considers appropriate;

• reviewing at least annually all equity-based compensation plans and arrangements, including the number of shares remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Compensation Committee’s goals regarding long-term and equity-based compensation;

• reviewing at least annually all components of compensation paid to or available to the CEO and other NEOs which may include salary, bonuses (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits to determine the appropriateness of each component in light of our compensation philosophy;

• reviewing and approving all employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

• producing an annual Compensation Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

• reviewing with the CEO matters relating to management succession, including compensation related issues.

Overview of Compensation Philosophy and Program

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the global labor market. The following are our objectives in setting the compensation programs for our Senior Management:

• design competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced Senior Management;

• motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;

• set compensation and incentive levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

• provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance criteria; and

• ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and stockholder interests.

Implementation and Management of Compensation Programs

Role of Compensation Committee. While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and Senior Management, it looks to our CEO and the compensation consultant engaged by the Compensation Committee, if any for that year, to make recommendations with respect to specific compensation matters.

The Compensation Committee and our management utilize industry specific surveys to assist them in determining competitive compensation for our Senior Management, including the CEO. These industry based compensation surveys include data on salaries, bonuses, and long-term equity incentives, some of which is obtained from proxy data of our industry peer group companies. In addition, during 2007 the Compensation Committee selected and directly retained the services of Longnecker & Associates, an executive compensation consulting firm, to provide additional benchmarking data with respect to a range of external compensation factors, including evolving compensation trends, appropriate peer comparisons, and industry based market survey data. The data provided by Longnecker & Associates, together with data that we obtained through our participation in an annual, industry based compensation survey and other similar data, was evaluated in determining compensation levels for our Senior Management. The following companies comprise the peer group that was used by Longnecker & Associates:

ATP Oil & Gas Corporation	Basic Energy Services, Inc.
Cal Dive International, Inc.	Complete Production Services, Inc.
ENSCO International Incorporated	Global Industries, Ltd.
Grey Wolf, Inc.	Helix Energy Solutions Group, Inc.
Helmerich & Payne, Inc.	Mariner Energy, Inc.
Newpark Resources, Inc.	Oceaneering International, Inc.
Parker Drilling Company	Rowan Companies, Inc.
RPC, Inc.	Superior Energy Services, Inc.
Tidewater Inc.	W&T Offshore, Inc.

Role of CEO and Consultants. The Compensation Committee establishes compensation levels for our CEO after consideration of industry-based compensation data and in consultation with its compensation consultant, if one is engaged for that year. Our CEO is not present during these discussions. Based upon his own judgment and experience, taking into consideration available industry-based compensation survey and other data, our CEO recommends to the Compensation Committee specific compensation amounts for Senior Management, other than himself. In making such recommendation, our CEO prepares a year-end compensation review study which includes industry-based compensation data, data generated by any compensation consultant engaged by the Compensation Committee, other factors considered relevant for consideration by the Compensation Committee, and our CEO’s personal views. The CEO’s study typically includes the following:

• a summary of each member of Senior Management’s historical total compensation, including base salary, cash incentive bonuses, and equity awards;

• the current stock ownership position of each member of Senior Management;

• the specific performance-based cash bonus calculation formulas and criteria applicable to each member of Senior Management;

• an analysis of our annual performance relative to our budgeted expectations for the year;

• an assessment of each member of Senior Management’s performance, both absolute and compared to his goals and objectives for the year;

• proposed compensation changes for each member of Senior Management (other than the CEO); and

• an aggregate amount of performance-based cash bonuses proposed to be paid in the following year, based on a forecast of current year performance.

In its December 2007 review of our CEO’s compensation review study and its consideration of whether the changes in compensation recommended therein were in line with our overall compensation philosophy and current competitive market conditions, the Compensation Committee benchmarked the CEO’s recommendations against the Longnecker & Associates survey and considered its own evaluations of Senior Management. The Compensation Committee reviewed our CEO’s compensation study among themselves and with our CEO and approved changes in compensation for Senior Management. The Compensation Committee gives our CEO discretion as to when approved changes in base salary for Senior Managers are made effective.

Timing of Compensation Decisions. Our CEO typically distributes his year-end compensation review study and specific compensation recommendations to the Compensation Committee as well as the entire Board of Directors prior to the December board and committee meetings. At its December meeting, the Compensation Committee also reviews and approves an aggregate amount of incentive compensation, which will be finalized, individually allocated, and approved by the Compensation Committee at a meeting early the following year prior to payment, based upon the determination of the Company’s full year financial results. Finally, at its December meeting the Compensation Committee reviews succession plans for our CEO and other members of Senior Management, as well as total headcount and aggregate compensation costs.

Compensation Elements

We believe strongly that Senior Management should be compensated with a total package that includes, at a minimum, the following three elements: salary, performance-based cash bonus, and equity incentives. A material amount of this potential compensation should be tied to the performance of the applicable business unit or to our consolidated performance. A significant portion of the total prospective compensation of each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels. The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of balancing these perspectives, each member of Senior Management is regularly provided with both short and long-term incentives. Currently, the preponderance of short-term incentives are in the form of discretionary cash bonuses which are based on both objective performance criteria and subjective criteria, and long-term incentives in the form of equity awards. To align the interests of Senior Management with those of our stockholders, much of the value of the long-term equity incentives is tied to share price appreciation. While the mix of salary, cash bonus, and equity incentives given to Senior Management can vary from year-to-year (depending on individual performance and on our results), the Compensation Committee believes that a significant component of potential compensation in any one year should be long-term equity incentives.

The three primary constituents of Senior Management compensation are:

Salary. The Compensation Committee reviews survey data and, when available, information and analysis provided by a consultant such as Longnecker & Associates to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally target a median range for our base salaries relative to the survey data. Benchmarking is also important, and we do consider the compensation offered by our peer companies in establishing a target level of base salary. The Compensation Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or company-wide performance, experience, and competitive conditions. In considering salary adjustments, the Compensation Committee will give weight to the foregoing factors with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance and our CEO’s specific compensation recommendations. However, the Compensation Committee does not rely on formulas and considers all factors when evaluating salary adjustments.

In 2007, the Compensation Committee did approve salary increases for certain of our NEOs. In considering increases in these base salaries, the Compensation Committee considered the factors above, which were heavily influenced by our exceptionally strong performance in fiscal year 2006. Mr. Hertel’s base salary was increased on January 6, 2007, but was reduced to $250,000 on October 27, 2007, at his request, in support of certain cost cutting initiatives advocated by Mr. Hertel in response to earnings shortfalls, relative to market expectations. There is no arrangement to reinstate Mr. Hertel’s previous salary, and any future change will be made by the Compensation Committee based on the factors discussed above. Mr. Symens’ base salary was increased on July 7, 2007, and Mr. Brightman’s base salary was increased on October 27, 2007. Messrs. Abell and Hanna did not receive base salary adjustments in 2007.

Discretionary Performance-Based Cash Incentive (Bonus). Our performance-based cash bonus program provides each member of Senior Management the opportunity to earn a cash bonus based upon actual performance versus objective performance criteria, including consolidated or divisional pre-tax profits, other financial metrics and safety statistics and subjective individual criteria. In addition, the performance criteria applicable to members of Senior Management with operational responsibilities will include performance criteria for their respective divisions and/or units, as well as safety criteria. These are not applicable to our NEOs other than Mr. Symens as described below. The performance-based cash bonus program is intended to provide incentive compensation relating to short-term (annual) performance. Our performance-based cash bonus program is benchmarked against our survey peer group. Although we do establish specific performance objectives, the amount of the cash incentive bonus ultimately received by a member of our Senior Management is subject to the discretion of the Compensation Committee. If our performance meets, but does not exceed, our targeted performance and the subjective criteria are satisfied, a cash incentive bonus may be paid at the target level. If our performance significantly exceeds targeted performance objectives, then the cash incentive bonus may exceed the target level.

The target percentages below represent the NEOs annual cash incentive bonus opportunities if our annual performance objectives and subjective criteria are achieved. Although specific incentive bonus targets for each member of Senior Management are set at the beginning of the year, the amount of bonus ultimately payable is discretionary and is heavily influenced by the recommendations of our CEO and the evaluation of the Compensation Committee. For significant achievement, the specific target award opportunity, including those set forth in the table below, may be exceeded. While structurally allowed under our plan, no current NEO, with the exception of Mr. Hanna, has received a cash bonus that has exceeded his annual salary during the last ten years.

For the year ended December 31, 2007, Mr. Hanna’s cash incentive (bonus) was based on the revenues generated by our subsidiary, Maritech Resources, Inc. (“Maritech”). This compensation was set out in a letter agreement, dated March 20, 2002 (see “Employment Agreements,” below). Mr. Hanna’s cash incentive exceeded his salary in the year ended December 31, 2007.

The following table sets forth the target award opportunities established as a percentage of base salary for the CEO and other NEOs under the 2007 annual cash incentive plan:

	Minimum	Target	Maximum
	(Percentage of Base Salary)
Geoffrey M. Hertel	0	50%	discretionary
Joseph M. Abell III	0	32%	discretionary
Stuart M. Brightman	0	50%	discretionary
Gary C. Hanna (1)	–	–	–
Raymond D. Symens	0	32%	discretionary

(1) Mr. Hanna’s bonus was based on Maritech revenue, and was capped at $65,000 per quarter pursuant to his compensation agreement further discussed below.

Target cash incentive compensation may be earned by Messrs. Hertel, Abell, and Brightman based on the Company achieving budgeted results and on the achievement of subjective criteria established for each such NEO. If we reach budgeted per share results in a given year and the subjective criteria are satisfied, the target percentage may be paid. The Compensation Committee may increase or decrease the amount payable to any NEO if we exceed, or fail to attain, budgeted corporate per share profitability. Budgeted profitability may be adjusted for acquisitions occurring during the year. The Compensation Committee has the authority to deviate from the set percentages in order to recognize and reward exceptional individual performance. Even if the objective performance criteria are met, the maximum amount that may be paid is discretionary. However, to date, Messrs. Hertel, Abell, and Brightman have not received an annual cash incentive (bonus) that has exceeded their respective annual salaries. Neither Mr. Hertel, Mr. Abell, nor Mr. Brightman will receive a cash incentive bonus based on our performance in the 2007 fiscal year.

Mr. Symens’ target cash incentive compensation (bonus) for the year ended December 31, 2007 was based on our Fluids Division achieving budgeted pretax profits. Mr. Symens will not receive a cash incentive bonus based on our performance in the 2007 fiscal year. Mr. Symens’ cash incentive bonus goal for 2008 is based upon the achievement of certain completion time and budget goals related to our Arkansas plant construction project.

For the year ended December 31, 2007, Mr. Hanna’s cash incentive compensation (bonus) was based on Maritech’s revenues, less adjustments. Under the terms of his letter agreement (discussed below), Mr. Hanna’s incentive compensation payment for the first quarter of 2008 was prorated for the period of his employment with TETRA during 2008, and he received no additional compensation following the effective date of his resignation.

Equity Incentives. Equity incentives, predominately long-term, comprise a large portion of our Senior Managements’ total direct compensation package. These equity incentives are consistent with our at-risk pay philosophy. Our objective is to provide Senior Management with equity incentive award opportunities that (i) are consistent with the industry based survey data, (ii) are based on individual performance, and (iii) reflect our historic performance. The Compensation Committee generally seeks to target the median range of survey data for equity incentive compensation. Historically, most equity incentives have been awarded on the same date to all of Senior Management, and we have timed our equity-based grants such that they are not made in proximity to our release of material non-public information. In an effort to formalize this practice, the Compensation Committee has adopted Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Compensation Committee determines the number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Compensation Committee as to the number and type of awards for members of Senior Management. The Compensation Committee considers such recommendations and, after considering such factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate and approves the individual awards at a meeting of the Compensation Committee held in conjunction with our annual meeting of stockholders. To avoid timing of equity-based awards ahead of the release of our quarterly earnings and other material non-public information, the annual awards to our Senior Management under the Grant Procedures have a grant date of May 20th. With respect to newly hired employees, the Grant Procedures provide that the awards will be made on a monthly basis. The Grant Procedures provide that the Compensation Committee may refrain from or delay regularly scheduled awards if it or Senior Management is aware of any material non-public information.

The Compensation Committee seeks to strike a balance between achieving strong short-term annual results and ensuring strong long-term success. The equity incentive portion of the compensation package primarily addresses our longer-term success. Two forms of equity compensation are currently utilized, although additional forms of equity compensation are authorized under our equity plans. The two currently utilized forms of equity are: stock options and restricted stock. Both of these forms of equity incentives are geared toward longer-term performance, as both generally, although not always, require a period of vesting, and are materially affected by share price appreciation. As our stockholder value increases, so too does the value of the equity incentive compensation increase to our Senior Management. We believe that tying a portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan. Historically, the vast preponderance of our equity incentives have been in the form of stock options. During 2007, equity incentives were awarded to member’s of Senior Management and other employees in the form of grants of restricted stock. The Compensation Committee believes that over the long-term, the percentage of stock options awarded to Senior Management should decline versus other forms of incentive equity awards available under our equity plans.

Tax Implication of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible by us for tax purposes, the accounting rules pursuant to APB 25 and FAS 123(R) require that a portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in capital.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the rest of our broad-based employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, and accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. Members of Senior Management participate in the 401(k) Plan on the same basis as other employees. As of December 31, 2007, approximately 95% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan. Other than the 401(k) Plan, we have no supplemental retirement programs.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were 26 participants in the program at December 31, 2007. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the participant’s deemed investment elections from among hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or upon the participant’s death.

Perquisites

We have a general policy under which we allow minimal perquisites (“perks”) and they are generally de minimis. Perks are not a material component of compensation. On rare occasions, the Chief Executive Officer or the Chief Operating Officer allow exceptions to this rule for NEOs, excluding the CEO. Any individual perks exceeding $2,500 for the CEO must be authorized by the Compensation Committee in advance. In general, NEOs do not receive allowances for the private use of country clubs, automobile expenses, airline and travel costs other than those costs allowed for all employees, tickets to sporting events and entertainment events, hunting and fishing camp costs, home security, and meals. During 2007, the CEO did not receive an allowance for any of the above.

Severance Plan

We do not have a defined severance plan for any NEO. Any compensation for NEOs in the form of severance would be a decision authorized by the Compensation Committee and approved by the full Board of Directors.

Employment Agreements

We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the board. Although he was an employee-at-will similar to all our other executive officers, Mr. Hanna was party to a letter agreement, dated March 20, 2002, with us, under which he was entitled to a quarterly cash incentive payment, while employed, not to exceed $65,000, based on a percentage of the net oil and gas production revenues of our Maritech subsidiary, from sales of its oil and gas during such quarter, net of applicable royalties, production taxes, and a base amount. In addition, this agreement contained certain continuation of salary and bonus provisions that were applicable in the event we sold a controlling interest in Maritech. Mr. Hanna was not entitled to any payments under this agreement in the event of a change in control at the parent level of our company or in certain other circumstances. Following his resignation effective March 1, 2008, Mr. Hanna was not entitled to severance pay or continuing compensation. Mr. Hanna’s incentive compensation payment for the first quarter of 2008 was prorated for the period of his employment during 2008. As a result of Mr. Hanna’s resignation, the letter agreement terminated on March 1, 2008.

Change in Control Agreements

Excluding the provisions of Mr. Hanna’s terminated letter agreement pertaining to a change in control of Maritech, we do not have any change in control agreements with any NEO. Our Amended and Restated 2006 Equity Incentive Compensation Plan and Amended and Restated 2007 Equity Incentive Compensation Plan do, however, address change in control with respect to awards under the plans, including stock options and restricted stock agreements. In relation to options and restricted stock, the Compensation Committee, at its sole discretion may, in the event of a change in control, accelerate vesting and/or the time at which outstanding options may be exercised under the various option agreements. Upon a change in control, the Compensation Committee may also eliminate restrictions relating to restricted stock. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

Indemnification Agreements

Each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as an officer or director.

Potential Payments Upon Termination

There are no agreements with any NEO, including the CEO, that would require us to make any termination payment. However, the Board of Directors, through the Compensation Committee, has the right to make termination payments to any employee, at its sole discretion.

Stock Ownership Guidelines

In February 2008, our Board of Directors adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Existing executive officers have until February 21, 2013, to be in compliance with the guidelines, and new executive officers will have five years following attainment of executive officer status to be in compliance.

Compensation of the Chief Executive Officer

Mr. Hertel’s compensation was determined by the Compensation Committee in the manner described elsewhere in this proxy. From January through late October 2007, Mr. Hertel’s base salary as our President and Chief Executive Officer was $500,000 annually. On November 2, 2007, in support of certain cost cutting initiatives which we adopted, Mr. Hertel requested that the

Compensation Committee decrease his annual salary by 50% to $250,000. The reduction was effective beginning October 27, 2007. There is no arrangement between us and Mr. Hertel obligating us to repay the foregone portion of the salary at any point in the future. Mr. Hertel’s salary may be increased in the future only by action of the Compensation Committee, or by the Board of Directors as a whole. Mr. Hertel did not receive a performance-based cash incentive (bonus) or an equity award in 2007.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Management and Compensation Committee met two times during the year ended December 31, 2007. The Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Management and Compensation Committee

of the Board of Directors,

Kenneth E. White, Jr., Chairman

Hoyt Ammidon, Jr.

Tom H. Delimitros

Kenneth P. Mitchell

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our three most highly compensated executive officers (each a “Named Executive Officer”) for the fiscal year ended December 31, 2007.

Summary Compensation Table

Name and Principal		Salary(1)		Bonus(1)		Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Position	Year	($)		($)		($)	($)	($)	($)
Geoffrey M. Hertel	2007	$459,616		$–		$175,795	$–	$12,254	$647,665
President & CEO	2006	$450,000		$405,000		$114,165	$–	$11,178	$980,343

Joseph M. Abell III	2007	$250,000	(4)	$–		$30,356	$78,031	$10,476	$368,863
Sr. VP & CFO	2006	$242,385		$120,000	(5)	$–	$55,950	$9,293	$427,628

Stuart M. Brightman	2007	$356,154	(6)	$–		$45,535	$131,587	$11,706	$544,982
Exec. VP & COO	2006	$328,846	(7)	$245,000	(8)	$–	$230,920	$10,101	$814,867

Gary C. Hanna	2007	$189,996		$260,000	(9)	$–	$80,321	$7,713	$538,030
Sr. VP	2006	$189,996		$260,000	(9)	$–	$72,669	$6,929	$529,594

Raymond D. Symens	2007	$311,542		$–		$116,575	$15,065	$11,252	$454,434
Sr. VP	2006	$280,962		$175,000		$40,044	$15,065	$9,471	$520,542

(1) Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.

(2) The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with FAS 123(R). A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008.

(3) The amounts reflected represent employer matching contributions under our 401(k) Retirement Plan and the Company paid portion of life, health, and disability insurance benefits.

(4) Mr. Abell elected to defer $60,000 of his 2007 salary under the Executive Nonqualified Excess Plan.

(5) Mr. Abell elected to defer $30,160 of his 2006 bonus under the Executive Nonqualified Excess Plan.

(6) Mr. Brightman elected to defer $32,054 of his 2007 salary under the Executive Nonqualified Excess Plan.

(7) Mr. Brightman elected to defer $29,596 of his 2006 salary under the Executive Nonqualified Excess Plan.

(8) Mr. Brightman elected to defer $122,500 of his 2006 bonus under the Executive Nonqualified Excess Plan.

(9) The amounts reflected represent incentive compensation payable to Mr. Hanna pursuant to his compensation arrangement disclosed in “Employment Agreements,” above. Following his resignation of employment, Mr. Hanna’s compensation arrangement terminated on March 1, 2008.

Grants of Plan Based Awards

The following table discloses the actual number of stock options and restricted stock awards granted during the fiscal year ended December 31, 2007 to each Named Executive Officer, including the grant date fair value of these awards.

Grants of Plan Based Awards Table

Name	Grant Date	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Restricted Stock(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value(3)
Geoffrey M. Hertel			–	–	–	$–
Joseph M. Abell III	5/20/2007	5/3/2007	10,000	–	–	$279,800
Stuart M. Brightman	5/20/2007	5/3/2007	15,000	–	–	$419,700
Gary C. Hanna			–	–	–	$–
Raymond D. Symens	5/20/2007	5/3/2007	9,050	–	–	$253,219

(1) Under our Grant Procedures, we provide with respect to our annual equity awards that the effective grant date will follow our regular earnings release for the second quarter. We may also designate effective grant dates following the date of our Compensation Committee action in the event such committee action takes place shortly before an earnings announcement or the release of material non-public information.

(2) Amount represents shares of restricted stock granted under the Amended and Restated 2006 Equity Incentive Compensation Plan.

(3) The FAS 123(R) value of awards granted on May 20, 2007 was $27.98 per restricted share. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Geoffrey M. Hertel	506,256	$7,053,743	9,990	$164,971
Joseph M. Abell III	0	$–	0	$–
Stuart M. Brightman	0	$–	0	$–
Gary C. Hanna	92,056	$1,944,342	0	$–
Raymond D. Symens	214,024	$2,822,046	5,314	$68,961

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2007, assuming a market value of $15.57 per share (the closing price of the Company’s common stock on December 31, 2007).

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)					Number of Shares of		Market Value of Shares of
Name	Exercisable	Unexercisable		Option Exercise Price(1) ($)	Option Expiration Date	Stock that Have Not Vested		Stock that Have Not Vested(2) ($)
Geoffrey M. Hertel	27,804	0		$5.5556	8/15/2008
Geoffrey M. Hertel	4,160	0		$1.6945	1/18/2010
Geoffrey M. Hertel	240,000	0		$9.2067	12/28/2011
Geoffrey M. Hertel						9,990	(3)	$155,544
Joseph M. Abell III	56,534	0		$5.5556	8/15/2008
Joseph M. Abell III	54,664	0		$4.6689	4/19/2011
Joseph M. Abell III	75,000	0		$9.2067	12/28/2011
Joseph M. Abell III	30,602	1,504	(4)	$4.3400	2/21/2013
Joseph M. Abell III	11,094	23,946	(5)	$29.9950	5/8/2016
Joseph M. Abell III						10,000	(6)	$155,700
Stuart M. Brightman	240,000	0		$9.0767	4/20/2015
Stuart M. Brightman	17,732	38,268	(5)	$29.9950	5/8/2016
Stuart M. Brightman						15,000	(6)	$233,550
Gary C. Hanna	5,998	1,504	(4)	$4.3400	2/21/2013
Gary C. Hanna	11,094	23,946	(5)	$29.9950	5/8/2016
Raymond D. Symens	5,250	1,504	(4)	$4.3400	2/21/2013
Raymond D. Symens						8,176	(7)	$127,300
Raymond D. Symens						7,240	(8)	$112,727

(1) A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008.

(2) Market Value is determined by multiplying the number of shares of stock that have not vested by $15.57, the closing price of the Company’s Common Stock on December 31, 2007.

(3) The restricted stock award vested 33.33% on May 8, 2007, vests an additional 16.66% once every six months thereafter, and will become fully vested on May 8, 2009.

(4) The stock option award vested 20% on February 21, 2004, vested an additional 1.6667% of the award each month thereafter, and became fully vested on February 21, 2008.

(5) The stock option award vested 20% on May 8, 2007, vests an additional 1.6667% of the award each month thereafter, and will become fully vested on May 8, 2011.

(6) The restricted stock award will vest 20% on May 20, 2008, will vest an additional 10% once every six months thereafter, and will become fully vested on May 20, 2012.

(7) The restricted stock award vested 20% on May 8, 2007, vests an additional 10% once every six months thereafter, and will become fully vested on May 8, 2011.

(8) The restricted stock award vested 20% on November 20, 2007, vests an additional 20% once every six months thereafter, and will become fully vested on November 20, 2009.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2007.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Geoffrey M. Hertel	$–	$–	$–	$–	$–
Joseph M. Abell III	$60,000	$–	$(7,990)	$–	$84,673
Stuart M. Brightman	$154,554	$–	$18,802	$–	$222,075
Gary C. Hanna	$–	$–	$–	$–	$–
Raymond D. Symens	$–	$–	$–	$–	$–

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment elections which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

DIRECTOR COMPENSATION

All directors who are not our employees or employees of any of our subsidiaries or affiliates (the “Outside Directors”), other than Dr. Cunningham, currently receive compensation of $2,500 per month plus $1,500 for each board meeting attended, and they are reimbursed for out-of-pocket expenses incurred in attending meetings of the board. In addition, Outside Directors traveling from out of state to board or committee meetings receive a $750 travel stipend. Outside Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee are also paid $1,500 for each meeting of those committees attended. In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee are paid $1,875 per calendar quarter, and the chairman of the Audit Committee is paid $3,500 per calendar quarter. Dr. Cunningham receives $8,333 per month for serving as our Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the committees or the board.

Commencing in January of 2008, each Outside Director, including Dr. Cunningham, receives an additional $8,333.00 per month in cash, in lieu of a portion of the annual award of equity received in prior years. Each Outside Director, including Dr. Cunningham, is eligible to receive equity awards under the Company’s Amended and Restated 2006 Equity Incentive Compensation Plan and Amended and Restated 2007 Equity Incentive Compensation Plan. No Outside Director has received an equity award in 2008 as sufficient equity is not available under those plans. The Board of Directors has approved certain amendments to the Amended and Restated 2007 Equity Incentive Compensation Plan, which are described in this proxy. If those amendments are approved at the Annual Meeting, the compensation arrangements approved by the board will include awards of grants of $100,000 in value of restricted stock to each Outside Director. These awards will be made in conjunction with broad-based awards contemplated to be made to eligible employees of the Company in May 2008, in accordance with the procedures of the Management and Compensation Committee of the board. If these awards to the Outside Directors are made, the monthly cash payments of $8,333 paid to each Outside Director in lieu of equity awards will cease to be paid.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment elections which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. Dr. McInnes, as a former employee, maintains a participant balance in our 401(k) Plan. This balance accrues interest based on Dr. McInnes’ enrollment elections. We do not contribute matching funds to Dr. McInnes’ 401(k) account.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Outside Directors during the fiscal year ended December 31, 3007.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Option Awards(1)(2) ($)		All Other Compensation ($)	Total ($)
Hoyt Ammidon, Jr.	$44,125		$102,450		$–	$146,575
Paul D. Coombs	$76,215	(3)	$–		$–	$76,215
Ralph S. Cunningham	$75,000		$102,450		$–	$177,450
Tom H. Delimitros	$43,000		$102,450		$–	$145,450
Allen T. McInnes	$40,250		$102,450		$–	$142,700
Kenneth P. Mitchell	$43,000		$102,450		$–	$145,450
William D. Sullivan	$13,938		$37,069	(4)	$–	$51,006
Kenneth E. White, Jr.	$42,875		$102,450		$–	$145,325

(1) On January 8, 2007, each Outside Director, with the exception of Messrs. Coombs and Sullivan, was awarded 15,000 stock options at an exercise price of $22.62 per share and a FAS 123(R) value of $6.83 per share. One-twelfth of such options vested on the date of grant, an additional one-twelfth of the award vested each month thereafter, and the award became fully vested on December 8, 2007. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008.

(2) The following table shows the aggregate number of options outstanding for each Outside Director as of December 31, 2007:

Name	Aggregate Option Awards Outstanding as of 12/31/2007
Hoyt Ammidon, Jr.	75,000
Paul D. Coombs	488,392
Ralph S. Cunningham	39,000
Tom H. Delimitros	57,000
Allen T. McInnes	111,000
Kenneth P. Mitchell	75,000
William D. Sullivan	5,625
Kenneth E. White, Jr.	75,000

(3) During 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives until his retirement in June, 2007. During such time, Mr. Coombs was not separately compensated for his services as a director, but did receive $55,385 in employee compensation which is not reflected in this table. Mr. Coombs’ $76,215 in fees earned as a director includes a monthly cash payment of $8,537.50 in lieu of a prorated portion of the annual equity award granted to our Outside Directors on January 8, 2007.

(4) On August 16, 2007, in connection with his initial appointment to the Board of Directors, Mr. Sullivan was granted 5,625 stock options at an exercise price of $18.50 per share and a FAS 123(R) value of $6.59 per share. 20% of such options vested on the date of grant, an additional 20% of the award vested each month thereafter, and the award became fully vested on December 16, 2007.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 11, 2008 with respect to the beneficial ownership of our common stock with respect to (i) each person we know who beneficially owns five percent (5%) or more of our common stock; (ii) our directors and nominees for director; (iii) our Named Executive Officers; and (iv) our directors and executive officers as a group.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
T. Rowe Price Associates, Inc.	10,798,724	(1)	14.5%
100 East Pratt Street
Baltimore, Maryland 21297-1218

Columbia Wanger Asset Management, L.P.	8,753,500	(2)	11.8%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

The Bank of New York Mellon Corporation	3,862,751	(3)	5.0%
One Wall Street, 31st Floor
New York, New York 10286

Hoyt Ammidon, Jr.	75,000	(4)	*
Paul D. Coombs	823,755	(5)	1.1%
Ralph S. Cunningham	39,000	(6)	*
Tom H. Delimitros	57,000	(7)	*
Geoffrey M. Hertel	562,109	(8)	*
Allen T. McInnes	154,308	(9)	*
Kenneth P. Mitchell	104,174	(10)	*
William D. Sullivan	14,625	(11)	*
Kenneth E. White, Jr.	90,000	(12)	*
Joseph M. Abell III	339,636	(13)	*
Stuart M. Brightman	323,400	(14)	*
Gary C. Hanna	49,865	(15)	*
Raymond D. Symens	49,840	(16)	*
Directors and executive officers as a group (19 persons)	3,305,214	(17)	4.4%

* Less than 1%

(1) Pursuant to a Schedule 13G/A dated February 14, 2008, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 10,798,724 shares of our common stock and sole voting power with respect to 2,511,300 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 4,000,000 shares of our common stock. These shares are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc., as indicated, as to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments or sole power to vote such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc., is deemed to be the beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

(2) Pursuant to a Schedule 13G/A dated January 29, 2008, Columbia Wanger Asset Management, L.P., has sole dispositive power with respect to 8,753,500 shares of our common stock and sole voting power with respect to 8,683,500 of such shares and shared voting power with respect to 70,000 of such shares. The shares reported include shares held by Columbia Acorn Trust, a business trust holding 10.5% of our outstanding shares that is advised by Columbia Wanger Asset Management, L.P.

(3) Pursuant to a Schedule 13G/A dated February 14, 2008, The Bank of New York Mellon Corporation has sole dispositive power with respect to 3,763,951 shares of our common stock, shared dispositive power with respect to 81,900 of such shares, sole voting power with respect to 3,722,173 of such shares, and shared voting power with respect to 80,950 of such shares.

(4) Includes 75,000 shares subject to options exercisable within 60 days of the record date.

(5) Includes 488,392 shares subject to options exercisable within 60 days of the record date.

(6) Includes 39,000 shares subject to options exercisable within 60 days of the record date.

(7) Includes 48,000 shares subject to options exercisable within 60 days of the record date.

(8) Includes 275,294 shares subject to options exercisable within 60 days of the record date.

(9) Includes 111,000 shares subject to options exercisable within 60 days of the record date.

(10) Includes 75,000 shares subject to options exercisable within 60 days of the record date.

(11) Includes 5,625 shares subject to options exercisable within 60 days of the record date.

(12) Includes 75,000 shares subject to options exercisable within 60 days of the record date.

(13) Includes 232,320 shares subject to options exercisable within 60 days of the record date.

(14) Includes 262,400 shares subject to options exercisable within 60 days of the record date.

(15) Includes 19,764 shares subject to options exercisable within 60 days of the record date.

(16) Includes 7,922 shares subject to options exercisable within 60 days of the record date.

(17) Includes 2,154,291 shares subject to options exercisable within 60 days of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner except that Dr. Cunningham filed a late Form 4 on April 10, 2007, with regard to a sale of 8,000 shares of stock on April 4, 2007, and Mr. Sullivan filed a late Form 4 on September 4, 2007 with regard to his August 16, 2007 acquisition of a nonqualified stock option to purchase up to 5,625 shares of common stock.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2009 Annual Meeting of Stockholders at our principal executive offices no later than November 12, 2008. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2009 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 9, 2009. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2007 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 11, 2008 will be available for stockholder inspection at our office ten days prior to the meeting date of May 9, 2008.

By order of the Board of Directors,

Bass C. Wallace, Jr.

Corporate Secretary

March 25, 2008

The Woodlands, Texas

Appendix A

TETRA TECHNOLOGIES, INC.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE COMPENSATION PLAN

TETRA TECHNOLOGIES, INC.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE COMPENSATION PLAN

Table of Contents

ARTICLE I	INTRODUCTION	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Shares Subject to the Plan	5
1.4	Administration of the Plan	6
1.5	Granting of Awards to Participants	6
1.6	Leave of Absence	7
1.7	Term of Plan	7
1.8	Amendment and Discontinuance of Plan	7

ARTICLE II	NONQUALIFIED OPTIONS	7
2.1	Eligibility	7
2.2	Exercise Price	7
2.3	Terms and Conditions of Nonqualified Options	7
2.4	Option Repricing	9
2.5	Vesting	9

ARTICLE III	INCENTIVE OPTIONS	9
3.1	Eligibility	9
3.2	Exercise Price	9
3.3	Dollar Limitation	10
3.4	10% Stockholder	10
3.5	Incentive Options Not Transferable	10
3.6	Compliance with Code Section 422	10
3.7	Limitations on Exercise	10

ARTICLE IV	BONUS STOCK	10

ARTICLE V	STOCK APPRECIATION RIGHTS	10
5.1	Eligibility	10
5.2	Repricing	11

ARTICLE VI	RESTRICTED STOCK	11
6.1	Eligibility	11
6.2	Restrictions, Restricted Period and Vesting	11
6.3	Forfeiture of Restricted Stock	12
6.4	Delivery of Shares of Common Stock	12

ARTICLE VII	PERFORMANCE AWARDS	12
7.1	Performance Awards	12
7.2	Performance Goals	12

- i -

ARTICLE VIII	CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	14
8.1	General	14
8.2	Stand-Alone, Additional and Substitute Awards	15
8.3	Term of Awards	16
8.4	Form and Timing of Payment Under Awards; Deferrals	16
8.5	Vested and Unvested Awards	16
8.6	Exemptions from Section 16(b) Liability	17
8.7	Transferability	17
8.8	Rights as a Stockholder	17
8.9	Listing and Registration of Shares of Common Stock	18
8.10	Termination of Employment, Death, Disability and Retirement	18
8.11	Change in Control	19

ARTICLE IX	WITHHOLDING FOR TAXES	20

ARTICLE X	MISCELLANEOUS	20
10.1	No Rights to Awards or Uniformity Among Awards	20
10.2	Conflicts with Plan	20
10.3	No Right to Employment	20
10.4	Governing Law	20
10.5	Gender, Tense and Headings	20
10.6	Severability	20
10.7	Stockholder Agreements	21
10.8	Funding	21
10.9	No Guarantee of Tax Consequences	21

- ii -

TETRA TECHNOLOGIES, INC.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1 Purpose. This TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (the Plan) amends and restates the TETRA Technologies, Inc. 2007 Equity Incentive Compensation Plan, as previously amended (the Prior Plan) and is intended to promote the interests of TETRA Technologies, Inc., a Delaware corporation, (the Company) and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the Board) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.

Awards means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock or Performance Awards.

Board means the board of directors described in Section 1.1 of the Plan.

Bonus Stock means Common Stock described in Article IV of the Plan.

Change in Control shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities ( a Person), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Committee means the Management and Compensation Committee of the Board which shall consist of not less than two members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

Common Stock means the common stock, $0.01 par value per share of the Company.

Company means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

Consultant means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital raising transaction.

Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

Disability means an inability to perform the Employee’s or Non-Employee Director’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Employee or Non-Employee Director (or his guardian) and the Company do not agree on a physician, the Employee or Non-Employee Director and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability.

Effective Date means May 4, 2007, the date [~~that~~] on which the Prior Plan was initially approved by stockholders of the Company. [~~The~~] This Plan[~~, as adopted by the Board,~~] shall be effective [~~as of February 21, 2008~~] the date that it is approved by the stockholders of the Company.

Employee means any employee of the Company or an Affiliate.

Employment means any period in which a Participant is an Employee of the Company or an Affiliate.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value or FMV Per Share means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the FMV

Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

Incentive Option means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

Incumbent Board means the Board described in paragraph (v) of the definition of Change in Control under Section 1.2 of the Plan.

Non-Employee Director means a person who is a member of the Board but who is neither an Employee nor a Consultant of the Company or any Affiliate.

Nonqualified Option means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

Option means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Nonqualified Stock Option, or both, as applicable.

Option Expiration Date means the date determined by the Committee which shall not be more than ten years after the date of grant of an Option.

Optionee means a Participant who has received or will receive an Option.

Participant means any Non-Employee Director, Employee or Consultant granted an Award under the Plan.

Performance Award means an Award granted pursuant to Article VII of the Plan which, if earned, will afford the Participant the right to receive shares of Common Stock [~~issued at the end of a performance period~~] , cash or any combination thereof as determined by the Committee.

Plan means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

Restricted Period means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

Restricted Stock means one or more shares of Common Stock prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

Retirement means termination of Employment of an Employee, or if determined by the Committee termination of service of a Non-Employee Director, under circumstances as shall constitute retirement as determined by the Committee.

Securities Act means the Securities Act of 1933, as amended.

Spread means the amount determined pursuant to Section 5.1(a) of the Plan.

Stock Appreciation Right means an Award granted pursuant to Article V of the Plan.

1.3 Shares Subject to the Plan. [~~The~~] Subject to adjustment as provided in this Plan, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall be [~~90,000 shares~~] 4,590,000 shares, and of that number the maximum aggregate number of shares of Common Stock that may be issued under the Plan through Options is 4,590,000 shares, all or any portion of which may be Incentive Options. Solely for the purposes of implementing the limitation of the immediately preceding sentence, an Award of an Option or a Stock Appreciation Right in respect of one share of Common Stock shall be deemed to be an Award of one share of Common Stock [~~and an~~] on the date of grant. An Award of a share of Bonus Stock or Restricted Stock shall be deemed to be an Award of two shares of Common Stock for every one share granted on the date of grant. With respect to any Performance Award, the value of the maximum benefit that may be paid under the Performance Award shall be divided by the FMV Per Share of Common Stock as of the date of grant of the Performance Award and each share resulting from such computation shall be deemed to be an Award of two shares of Common Stock for purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. If the number of shares of Common Stock issued in settlement of the Performance Award exceeds the number determined to be issued on the date of grant in accordance with the preceding sentence, each such additional share of Common Stock issued shall be deemed to be an Award of two shares of Common Stock for the purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. In addition, during any calendar year, the number of shares of Common Stock reserved for issuance under the Plan which are subject to Awards that may be granted to any one Participant shall not exceed [~~60,000 shares~~] 100,000 shares and the maximum dollar amount of cash and/or the Fair Market Value of shares of Common Stock that any Participant may receive in any calendar year in respect of Performance Awards denominated in dollars may not exceed, in the aggregate, $1,000,000.

Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall [~~be ratably~~], subject to any required action by the stockholders of the Company, automatically be proportionately adjusted [~~by~~], with no action required on the part of the Committee or otherwise. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, [~~the Committee shall, in such manner as it may deem equitable, adjust~~] (i) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares of Common Stock that may be covered by Awards to any single individual during any calendar year, (iii) the number of shares of Common Stock subject to outstanding Awards, and (iv) the grant or exercise price with respect to an Award shall, where applicable, automatically be proportionately adjusted. Such adjustment in an outstanding Option shall be made (i) without change in the total cost applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share; provided, however, [~~the Committee shall not take any action otherwise~~] that no such adjustment authorized under this Section 1.3 shall occur to the extent that (i) such action would cause (A) the application of Section 162(m) or 409A of the Code to the Award or (B) create adverse tax consequences under Section 162(m) or 409A of the Code should either or both of those Code sections apply to the Award or (ii) materially reduce the benefit to the Participant without the consent of the Participant. [~~The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.~~]

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares for payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available [~~under the Plan~~] for the grant of additional Awards under the Plan in the same amount as such shares were counted against the limit set forth in the first paragraph of this Section 1.3. Shares that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to any further grant under the Plan. [~~With~~] Notwithstanding anything to the contrary, (i) shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from any Award by the Company as full or partial payment of the exercise price or purchase price of any Award shall not be added back to the maximum share limitations described above or thereafter be made available under the Plan for the grant of additional Awards; (ii) shares that are withheld from any Award by the Company in payment of any applicable tax withholding obligation in connection with the exercise, vesting or earning of any Award shall not be added back to the maximum share limitations described above or thereafter made available under the Plan for the grant of additional awards; and (iii) with respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised, the shares of Common Stock subject to [~~the grant agreement~~] such Stock Appreciation Right shall be counted against the shares available for issuance under the Plan as one [~~(1)~~] share of Common Stock for every share subject thereto, regardless of the number of shares of Common Stock used to settle the Stock Appreciation Right upon exercise. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan; payment for any fractional shares shall be made in cash.

1.4 Administration of the Plan. [~~(a) Committee, Meetings, Rule Making and Interpretations.~~] The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall (i) interpret the Plan and all Awards under the Plan, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (iii) make all other determinations necessary or advisable for the administration of the Plan and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including the Company; any Affiliate; any grantee, holder or beneficiary of an Award; any stockholder and any Employee, Consultant or Non-Employee Director. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

1.5 Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it subject to the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Consultant or Non-Employee Director, nor his or its legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as permitted under the Plan and as the Committee may determine.

1.6 Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7 Term of Plan. If not sooner terminated under the provisions of Section 1.8, the Plan shall terminate upon, and no further Awards shall be made, after [~~the second (2nd) anniversary of the Effective Date~~] May 31, 2010.

1.8 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, subject to Section 8.11, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further, however, that no amendment of the Plan shall be effective prior to its approval by the stockholders of the Company to the extent that (i) it provides for accelerated vesting other than in connection with a Change in Control or would contravene the requirements of Section 2.4 or Section 5.2 of the Plan or (ii) such approval is required by (A) applicable legal requirements, (B) the requirements of any securities exchange on which the Company’s stock may be listed or (C) the requirements of the Nasdaq Stock Market, Inc. on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II

NONQUALIFIED OPTIONS

2.1 Eligibility. The Committee may grant Nonqualified Options to purchase the Common Stock to any Employee, Consultant and Non-Employee Directors according to the terms set forth below. Each Nonqualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom Nonqualified Options were granted in such form as the Committee shall provide.

2.2 Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Nonqualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share as of the date of grant of such Nonqualified Option. The exercise price for each Nonqualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3([~~e~~]d) of the Plan.

2.3 Terms and Conditions of Nonqualified Options. Nonqualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such Nonqualified Option is granted.

(b) Manner of Exercise. In order to exercise a Nonqualified Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Nonqualified Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Nonqualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Nonqualified Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Nonqualified Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Nonqualified Option. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

[~~(c) Proceeds. The proceeds received from the sale of shares of Common Stock pursuant to exercise of Nonqualified Options exercised under the Plan will be used for general corporate purposes.~~]

([~~d~~]c) Nonqualified Options not Transferable. Except as provided below, no Nonqualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Nonqualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Nonqualified Option with respect to the shares involved in such attempt. With respect to a specific Nonqualified Option, in accordance with rules and procedures established by the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Nonqualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. Any Nonqualified Option that is transferred in accordance with the provisions of this Section may only be exercised by the person or persons who acquire a proprietary interest in the Nonqualified Options pursuant to the transfer.

([~~e~~]d) Adjustment of Nonqualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, [~~the Committee shall make an appropriate and equitable~~] proportionate adjustments shall be made as provided in Section 1.3.

([~~f~~]e) Listing and Registration of Shares. Each Nonqualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Nonqualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4 Option Repricing. With stockholder approval, the Committee[~~, in its absolute discretion,~~] may grant to holders of outstanding Nonqualified Options, in exchange for the surrender and cancellation of such Nonqualified Options, new Nonqualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Nonqualified Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3([~~e~~]d), no Nonqualified Option may be amended to reduce the exercise price of the shares subject to such Nonqualified Option without prior stockholder approval.

2.5 Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control. No amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting other than in connection with a Change in Control.

ARTICLE III

INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Nonqualified Options shall not be subject to the terms of this [~~Section~~] Article III.

3.1 Eligibility. Incentive Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(1).

3.2 Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share as of the option date of grant.

3.3 Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections 424(e) or (f), as applicable) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4 10% Stockholder. If any Employee to whom an Incentive Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code), then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share as of the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5 Incentive Options Not Transferable. No Incentive Option granted hereunder (i) shall be transferable other than by will or by the laws of descent and distribution and (ii) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.6 Compliance With Code Section 422. All Options that are intended to be [~~Incentive Stock Options~~] incentive stock options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7 Limitations on Exercise. [~~No~~] Except as provided in Section 8.10(d), no Incentive Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability.

ARTICLE IV

BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock to Employees, Consultants and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration except as may be required by the Committee or pursuant to [~~Section 8.1~~] Article IX. Bonus Stock shall be shares of Common Stock that are not subject to a Restricted Period under Article VI.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1 Eligibility. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors on the following terms and conditions.

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (A) the FMV Per Share on the date of exercise over (B) the deemed exercise price which shall be one hundred percent (100%) of the FMV Per Share as of the date of grant (the Spread) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount. The deemed exercise price for each Stock Appreciation Right granted under Article V shall be subject to adjustment as provided in Section 1.3 in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or a combination of shares or the like.

(b) Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, and any other terms and conditions of any Stock Appreciation Right; provided, however, a Stock Appreciation Right shall not be granted in tandem or in combination with any other Award if that would (i) cause application of Section 409A of the Code to the Award or (ii) result in adverse tax consequences under Section 409A of the Code should that code section apply to the Award.

5.2 Repricing. With stockholder approval, the Committee[~~, in its absolute discretion,~~] may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, new Stock Appreciation Rights having deemed exercise prices lower (or higher with any required consent) than the deemed exercise price provided in the Stock Appreciation Rights so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section [~~2.3(e)~~] 1.3, no Stock Appreciation Right may be amended to reduce the deemed exercise price of the shares subject to such Stock Appreciation Right without prior stockholder approval.

ARTICLE VI

RESTRICTED STOCK

6.1 Eligibility. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2 Restrictions, Restricted Period and Vesting.

(a) The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor if (i) the Participant shall terminate Employment from or services to the Company prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b) Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control. No amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting other than in connection with a Change in Control.

(c) Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (as amended and restated) and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Award dated , 200 .

6.3 Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company.

6.4 Delivery of Shares of Common Stock. Pursuant to Section 8.5 of the Plan and subject to withholding requirements of Article IX of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan.

ARTICLE VII

PERFORMANCE AWARDS

7.1 Performance Awards. The Committee may grant Performance Awards based on performance goals as set forth in Section 7.2 measured over a period of not less than three months and not more than five years. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

7.2 Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 7.2.

(a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation, depletion and amortization; (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating income; (P) total stockholder return; (Q) debt reduction; and (R) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (OSX) or components thereof or a group of comparable companies.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of not less than three months and not more than five years, as specified by the Committee. Performance goals in the case of any Award granted to a Participant shall be established not later than 60 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. [~~All~~] Subject to the availability of shares of Common Stock under the Plan and limitations set forth in Section 1.3, all Performance Awards shall be payable in shares of Common Stock as determined in this Section 7.2(d). Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. [~~The~~] Subject to the limitation set forth in Section 1.3, the amount payable under a Performance Award shall be divided by the FMV Per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash. In the event there is not a sufficient number of shares of Common Stock available under the Plan at the time of any payment of a Performance Award to pay such Performance Award fully in shares of Common Stock, the Performance Award shall first be paid in shares of Common Stock if any, as provided above with the remaining portion of such Performance Award payable in cash. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m)

of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f) Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE VIII

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1 General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, subject to Section 8.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 8.11, the Committee shall not have any discretion to accelerate or waive any term or condition of an Award if (i) such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code or (ii) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify. In addition, no such exercise of discretion shall be effective prior to approval by the stockholders of the Company to the extent that such discretion would result in acceleration of vesting other than in connection with a Change in

Control. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.

8.2 Stand-Alone, Additional and Substitute Awards.

(a) Awards Granted by the Company and Affiliates. Subject to the limitations on repricing set forth below and in Sections 2.4 and 5.2 of the Plan, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company[~~, any Affiliate,~~] or any [~~business entity to be acquired by the Company or an~~] Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued under the Plan if issuance of the Award would result in adverse tax consequences under Section 409A of the Code. Such additional, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 8.2(a) shall be effective only to the extent that such action will not cause (i) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (ii) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Section 162(m) of the Code to fail to qualify as such performance-based compensation, (iii) any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code, or (iv) accelerated vesting of any Award other than in connection with a Change in Control absent approval by the stockholders of the Company. In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without prior stockholder approval.

(b) Substitute Awards for Awards Granted by Other Entities. The Committee shall have the authority to grant substitute Awards under the Plan in assumption of, or in substitution or exchange for, any options or awards previously granted by another entity that are transferred to the Company or an Affiliate as a result of the acquisition of, or merger, consolidation or other corporate transaction with, such other entity by the Company or an Affiliate. The number of shares of Common Stock covered by any such substitute Awards shall not reduce, or otherwise be counted against, the aggregate number of shares of Common Stock available for grant under the Plan. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the substitute Awards so granted, including, without limitation, the exercise price of any such substitute Award, may vary from those set forth in or required by the Plan to the extent the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of the options or awards being assumed or replaced. In addition, the date of grant of any substitute Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired entity shall constitute service with the Company or its Affiliate.

8.3 Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

8.4 Form and Timing of Payment Under Awards; Deferrals.

(a) General Provisions. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Plan and/or Award agreement, be accelerated, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. Installment or deferred payments may be required or permitted by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(b) Section 409A Limits on Payments to Specified Employees. Notwithstanding any other provision of the Plan or an Award to the contrary, if a Participant is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

8.5 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 6.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, and (ii) Stock Appreciation Rights or Performance Awards, a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards payable under those Awards shall be delivered to the person. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the

Stock Appreciation Right or the date the Performance Award is determined to be earned and payable, as applicable. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

8.6 Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.7 Transferability.

(a) Non-Transferable Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable, or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.7(a) shall be void and ineffective for all purposes.

(b) Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

8.8 Rights as a Stockholder.

(a) No Stockholder Rights. Except as otherwise provided in Section 8.8(b) or Section 6.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 8.8(b) or Section 1.3, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(b) Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award, except as otherwise provided in Section 6.2(c).

8.9 Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

8.10 Termination of Employment, Death, Disability and Retirement.

(a) Termination of Employment. Unless otherwise provided in the Award, if Employment of an Employee or service of a Non-Employee Director is terminated for any reason whatsoever other than death, Disability or Retirement, or if service of a Consultant is terminated for any reason whatsoever other than death, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Consultant or Non-Employee Director shall be entitled to utilize his or her exercise rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the vested portion of such Award or (ii) the date that occurs three (3) months after such termination date.

(b) Retirement. Unless otherwise provided in the Award, upon the Retirement of an Employee or, if applicable, Non-Employee Director:

(i) any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award; or (B) the expiration of twelve (12) months after the date of Retirement.

(c) Disability or Death. Unless otherwise provided in the Award, upon termination of Employment or service from the Company or any Affiliate which is a parent or subsidiary as a result of Disability of an Employee or Non-Employee Director or death of an Employee, Non-Employee Director or Consultant, or with respect to a Participant who is either a retired former Employee or Non-Employee Director who dies during the period described in Section 8.10(b), hereinafter the “Applicable Retirement Period,” or a disabled former Employee or Non-Employee Director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i) any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment as a result of Disability or death, or (2) the first anniversary of such person’s death during the Applicable Retirement Period (except in the case of an Incentive Option) or the Applicable Disability Period.

(d) Continuation. Notwithstanding any other provision of the Plan, the Committee, in its discretion and on an individual basis, may provide [~~for the continuation of any~~] with respect to any Stock Option or Stock Appreciation Right, that the vested portion of such Award shall remain exercisable for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee, Consultant or Non-Employee Director; provided, however, that such continuation may not exceed the expiration date set forth in the Award.

8.11 Change in Control

(a) Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (ii), (iii) and (iv) of the definition of Change in Control under Section 1.2 of the Plan:

(i) the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii) the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that all restrictions shall be deemed satisfied, and the Restriction Period shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Committee; and

(iii) the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control or such other date as may be determined by the Committee, without regard to payment schedules and notwithstanding the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 8.11(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 8.11(a) and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 8.11(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 8.11(b), the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option or Restricted Stock, the excess of the “market value” (defined below) per share over the option price, or the market value (defined below) per share of Restricted Stock, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 8.11(b) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

ARTICLE IX

WITHHOLDING FOR TAXES

Any issuance or delivery of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person for a period of at least twelve months prior to the date of exercise, vesting, lapse of restriction or payment of the Award, or to request the Company to withhold shares of Common Stock otherwise issuable or deliverable to the Participant pursuant to the Award, in each case which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X

MISCELLANEOUS

10.1 No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2 Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

10.3 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

10.4 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

10.5 Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

10.6 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.7 Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

10.8 Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Consultants or Non-Employee Directors under general law.

10.9 No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

[Proxy Card]

25025 Interstate 45 North 6th Floor The Woodlands, TX 77380

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote “FOR” proposals 1, 2, and 3.

Vote on Directors
(1)	To elect eight directors to serve one-year terms ending at the 2009 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed.
	Nominees:	01) Paul D. Coombs	05) Allen T. McInnes
		02) Ralph S. Cunningham	06) Kenneth P. Mitchell
		03) Tom H. Delimitros	07) William D. Sullivan
		04) Geoffrey M. Hertel	08) Kenneth E. White, Jr.

	[ ] FOR ALL	[ ] WITHHOLD ALL	[ ] FOR ALL EXCEPT*

* To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Vote on Proposals
(2)	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(3)	To consider and vote upon a proposal to amend and restate the TETRA Technologies, Inc. Amended and Restated 2007 Equity Incentive Compensation Plan.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

These items of business are more fully described in the Proxy Statement.

Signature

Date

TETRA TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TETRA TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2008

The undersigned hereby constitutes and appoints Geoffrey M. Hertel and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of stockholders of TETRA Technologies, Inc. (herein the “Company”), to be held at the Hyatt Regency Houston, 1200 Louisiana St., Houston, Texas on Friday, May 9, 2008 at 11:00 a.m. local time and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. All prior proxies are hereby revoked.